UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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UNIQUE FABRICATING, INC.
(Name of registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT, DATED June 2, 2022, - SUBJECT TO COMPLETION

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
(248) 853-2333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JULY 28, 2022

To the Stockholders of Unique Fabricating, Inc.:
The Annual Meeting of Stockholders of Unique Fabricating, Inc, (the “Company,”) will be held at Company headquarters, located at 800 Standard Parkway, Auburn Hills, MI 48326, on July 28, 2022 at 9:00 a.m., local time, for the following purposes:
(1)To elect two members of the Board of Directors. The Board intends to present for election the following nominees as Class I directors: William Cooke and Kim Korth.
(2)To ratify of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.
(3)Approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers.
(4)Approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock.
(5)Approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of preferred stock.
Any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will also be acted upon.
If you were a stockholder of record on June 6, 2022, you will be entitled to vote on the above matters. A list of stockholders as of the record date will be available for stockholder inspection at the headquarters of the Company, 800 Standard Parkway, Auburn Hills, MI 48326, during ordinary business hours, from June 17, 2022 to the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting To Be Held on July 28, 2022. The proxy materials and the 2021 Annual Report to stockholders are available on the internet at www.proxydocs.com/UFAB
At the Annual Meeting, you will have an opportunity to ask questions about the Company and its operations. It is important that your shares be represented. Whether or not you plan to attend the Annual Meeting, please vote using the procedures described on the Notice of Internet Availability of Proxy Materials or on the Proxy Card. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
We look forward to speaking with you at the Annual Meeting on July 28, 2022.

Sincerely,

Brian P. Loftus
Vice President and Chief Financial Officer (Corporate Secretary)

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326

PROXY STATEMENT
THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Unique Fabricating, Inc., a Delaware corporation (the “Company” or “Unique”), for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Unique’s headquarters, located at 800 Standard Parkway, Auburn Hills, MI 48326, on July 28, 2022 at 9:00 a.m., local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about June 17, 2022. An Annual Report on Form 10-K for the year ended December 31, 2021 (“Annual Report”) is enclosed with this Proxy Statement. An electronic copy of this proxy statement and of our Annual Report to stockholders for the year ended December 31, 2021 are available at www.proxydocs.com/UFAB.
GENERAL INFORMATION
Voting Rights, Quorum and Required Vote
Only holders of record of our common stock at the close of business on June 6, 2022, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on June 6, 2022, we had 11,733,147 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the June 6, 2022 record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. “Abstentions” and “broker non-votes” will be counted in determining whether there is a quorum. An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. A broker non-vote represents votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (1) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (2) had discretionary voting authority but nevertheless refrained from voting on the matter.
Proposal No. 1 — Election of Directors, directors will be elected by the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. Withheld votes and broker non-votes will have no effect on Proposal No 1.
Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. If you abstain or withhold your vote, it will have the same effect as an “Against” vote. Broker non-votes with respect to this proposal will not be considered present and entitled to vote on this proposal, which therefore reduces the number of affirmative votes needed to approve this proposal.
Proposal No. 3 — Approval, on a Non-Binding Advisory Basis, of the Compensation Paid to the Company’s Named Executive Officers, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. If you abstain or withhold your vote, it will have the same effect as an “Against” vote. Broker non-votes with respect to this proposal will have the same effect as an “Against vote.”.
Proposal No. 4 — Approval and Adoption of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock, requires the affirmative vote of a majority of the shares of common stock outstanding at the record date. If you abstain or withhold your vote, it will have the same effect as an “Against” vote. Broker non-votes with respect to this proposal will not be considered present and entitled to vote on this proposal, which therefore reduces the number of affirmative votes needed to approve this proposal.
Proposal No. 5 — Approval and Adoption of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Authorize the Issuance of Preferred Stock, requires the affirmative vote of a majority of the shares of common stock outstanding at the record date. If you abstain or withhold your vote, it will have the same effect as an “Against” vote. Broker non-votes with respect to this proposal will have the same effect as an “Against vote.”.

Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee) you may vote (1) in person at the Annual Meeting by voting in person at the Annual Meeting or (2) by completing, dating, and signing the accompanying proxy card and returning it in the enclosed envelope, or (3) by telephone, at +1 (866) 243-5324, or electronically through the Internet at www.proxypush.com/UFAB by following the instructions included on your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal.
If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet at www.proxyvote.com in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. Under NYSE American rules, brokers holding shares of record for customers are entitled to vote on routine matters such as the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm without voting instructions from their customers. A broker who has received no instructions from its clients on “non-routine” matters, such as the election of directors, does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as broker non-votes.
In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. A stockholder voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.
Expenses of Solicitation
The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. We have engaged Mediant Communications LLC, an affiliate of RR Donnelley, to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting and to act as vote tabulator. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. The Company will also request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Revocability of Proxies
Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (ET) on July 27, 2022, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for a beneficial owner to change any previously provided voting instructions, the beneficial owner must contact their bank, broker or other nominee directly.
Delivery of Proxy Materials
Beginning on or about June 17, 2022, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and Annual Report over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials and Annual Report, you may request such materials by telephone at +1 (866) 648-8133 or over the Internet at www.investorelections.com/UFAB if you are a registered owner and at www.proxyvote.com if you are a beneficial owner.
Inspector of Election
A representative from Mediant Communications LLC will serve as the inspector of election for the Annual Meeting.
Stockholder Proposals
Notice of any proposal that a stockholder intends to present at the 2023 Annual Meeting of Stockholders, as well as any director nominations, must be delivered to the principal executive offices of the Company not earlier than the close of business on February [ ], 2023 nor later than the close of business on March [ ], 2023 (assuming the Company does not change the date of the 2023 Annual Meeting of Stockholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting).  The notice must be submitted by a stockholder of record and must set forth the information required by the

Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2023 Annual Meeting of Stockholders. A copy of the Company’s bylaws is available on the Company’s corporate website at www.uniquefab.com. Our website is not part of this proxy statement.
Explanatory Note
We are a “smaller reporting company,” as defined in the rules of the Securities and Exchange Commission (“SEC”). For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not for smaller reporting companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to smaller reporting companies.
Effects of the COVID-19 Pandemic
We are actively monitoring the health and safety concerns and government restrictions relating to the COVID-19 pandemic. If it is not possible to host our Annual Meeting at our headquarters or another physical location, we will consider holding a virtual annual meeting. Should we decide to do so, we will announce our decision by press release and posting at our website www.uniquefab.com as well as through a filing with the SEC. If you are planning to attend the Annual Meeting, please be sure to check our website for any updates in the days before our Annual Meeting.

MANAGEMENT
Board of Directors
Our Directors and their respective ages as of the date of this proxy statement are as follows:

Name	Age	Position with the Company	Class	Term Expiration
Richard L. Baum, Jr.	62	Chairman of the Board	III	2024
Susan C. Benedict	56	Director	III	2024
Patrick W. Cavanagh	69	Director	II	2023
William Cooke	61	Director	I	2022
Paul Frascoia	53	Director	II	2023
James Illikman	54	Director	III	2024
Kim Korth	67	Director	I	2022
The following describes the business experience of each of our current Directors:
Current Directors
Richard L. Baum, Jr. Mr. Baum has served on the board as Chairman since our inception in 2013. Richard joined Taglich Private Equity, LLC in 2005 and currently sits on the boards of BG Staffing, Inc. (NYSE American: BGSF) and other private portfolio companies of Taglich Private Equity. Prior to joining Taglich Private Equity, Mr. Baum led a group that purchased a private equity portfolio from Transamerica. From 1998 to 2003, Mr. Baum was a Managing Director in the small business merger and acquisition practices of Wachovia Securities and its predecessor, First Union Securities. From 1988 through 1998, Mr. Baum was a Principal with the Mid-Atlantic Companies, Ltd., a financial services firm focused on succession planning for high net worth business owners and their families (First Union purchased Mid-Atlantic in 1998). Mr. Baum received a Bachelor of Science Degree from Drexel University and an MBA from the Wharton School of the University of Pennsylvania.
Mr. Baum’s years of executive and management experience, including his service on the boards of other companies, his abilities to evaluate and assist with potential acquisitions and financing opportunities, and his years of service as a director of Unique make him an invaluable member of the Board.
Susan C. Benedict. Ms. Benedict has been a director of the Company since 2019. She has served as Chief Human Resources Officer and Assistant General Counsel - Labor and Employment (“CHRO”) since June 2019 for Stoneridge, Inc. (NYSE: SRI), an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Ms. Benedict joined Stoneridge in November 2017 as Director of Legal, focused primarily on global labor and employment and compliance matters, until her appointment as CHRO. Prior to Stoneridge, Ms. Benedict served as Corporate Counsel at Guardian Industries from December 2012 to October 2017, where she had global responsibility for employment and labor matters, compliance, and data privacy. Ms. Benedict holds a Bachelor of Arts in Psychology from The Ohio State University, a Master of Business Administration from the University of Detroit Mercy, a Juris Doctor from the Thomas M. Cooley Law School and was admitted to the State Bar of Michigan in 2012. In addition, she was recognized as Top Corporate Counsel by dbusiness magazine in 2017.
Ms. Benedict’s extensive industry experience, including as a chief human resources officer and assistant general counsel of an automotive parts supplier, and her experience dealing with labor, compliance and data privacy matters make her an invaluable member of the Board.
Patrick W. Cavanagh. Mr. Cavanagh has been a Director of the Company since 2020. Mr. Cavanagh has been non-executive Chairman of the Board of National Molding, LLC (“NMC”), a private portfolio company of Taglich Private Equity. He was the interim Chief Executive Officer (“CEO”) of NMC from December 2019 to May 2020. National Molding and subsidiaries manufacture plastic injected molded parts for medical, auto, military, recreational, marine and other commercial industries in four plants in the United States and abroad. He was interim CEO and consultant to Red Dot Corporation from January 2018 to July 2018, a supplier of HVAC systems to the heavy-duty truck and off-highway equipment market. He was President and CEO of Genisys Controls (formerly Enovation Controls), from January 2013 to July 2016 and he has served on that company's Board of Directors since its inception in January 2010. Genisys Controls provides customers with complete engine and equipment control solutions for commercial vehicles, off-highway, oil & gas, material handling, agriculture, and recreational vehicles. Mr. Cavanagh previously served as the President, CEO, and a Director of Williams Controls (NYSE: WMCO) from September 2004 to December 2012 leading the company to record growth and profitability and its sale to Curtiss-Wright Corp (NYSE: CW) in December 2012. Williams designed and manufactured advanced electronic throttle control systems and sensors for the commercial vehicle and off-highway markets. Before Mr. Cavanagh's tenure with Williams Controls, he was the senior executive responsible for gaseous-fueled industrial engine control systems at Woodward (Nasdaq: WWD). Woodward is a supplier of engine control systems used in commercial vehicle, industrial and gas turbine applications. Prior to Woodward, Mr. Cavanagh was Executive Vice President and General Manager of the Automotive Components Group of Knowles Electronics before its sale to Woodward in 2002. Mr. Cavanagh has a Bachelor of Science in Mechanical Engineering Technology from the Milwaukee School of Engineering. He is currently a board member of Hobbs Bonded Fibers, LLC, a private portfolio company of Taglich Private Equity, which produces non-woven fabric products for industrial, automotive, and retail markets, National Molding, LLC, and Genisys Controls. Mr. Cavanagh was the 2013/2014 Chairman of the Heavy-Duty Manufacturers Association (HDMA) and the leading trade association for the commercial vehicle and off-highway industry.
Mr. Cavanagh’s years of industry experience, including as a chief executive or other executive officer of various companies, including publicly-held companies, makes him an invaluable member of the Board.
William Cooke. Mr. Cooke has been a director of the Company since our inception. Mr. Cooke joined Taglich Brothers, Inc., a New York-based full-service brokerage firm that specializes in placing and investing in private equity transactions for small private and public companies, in 2012 and participates in sourcing, evaluating, and executing new investments as well as monitoring existing investments. Prior to joining Taglich Brothers, he was a Managing Director of Glenwood Capital LLC from 2010 to 2012, where he advised middle-market clients on capital raising and mergers and acquisitions. From 2001 to 2009, Mr. Cooke sourced, evaluated and executed mezzanine transactions for The Gladstone Companies and BHC Interim Funding II, L.P. Before entering the private equity industry, Mr. Cooke served as a securities analyst primarily covering the automotive and industrial sectors for ABN AMRO Incorporated and McDonald & Company Securities, Inc. Mr. Cooke received his BA degree from Michigan State University and MBA degree from the University of Michigan. He is a Chartered Financial Analyst and a former member of the Board of Directors of APR, LLC.
Mr. Cooke’s financial expertise, his experience in evaluating transactions, his prior experience analyzing the automotive industry, and his years of service as a director of Unique make him an invaluable member of the Board.
Paul Frascoia. Mr. Frascoia has been the President and Chief Executive Officer of National Molding, LLC since June 2020. Prior to joining NMC, Mr. Frascoia was President and Chief Executive Officer of the Critical Process Systems Group, or CPS, and its predecessors from 2007 to 2020. CPS is a group of manufacturing and design companies providing innovative industrial product solutions to an array of industries including semiconductor, chemical processing, industrial gas, mining, power generation, and life sciences. Prior to the establishment of CPS, Mr. Frascoia was the President of Fab-Tech, Inc. from 2005 to 2007 and Chief Financial Officer from 2001 to 2005. Prior to joining Fab-Tech he was Corporate Controller and Treasurer with Burton Snowboards, helping the company manage dramatic growth in core and affiliate brands. Before working for Burton, he was Corporate Controller of the Turtle Fur Company, then the leading global winter sports accessory company. Mr. Frascoia received a Bachelor of Science degree in Business Administration from the University of Vermont in 1990. He holds an inactive CPA license.
Mr. Frascoia'’s years of executive and financial experience, including his service as a chief executive and chief financial officer of various companies, and his years of service as a director of Unique make him an invaluable member of the Board.
James Illikman. Mr. Illikman has been a director of the Company since our inception. Mr. Illikman joined Peninsula Capital Partners, LLC, a mezzanine and equity capital fund manager, in 2003 and became a partner in 2005. Mr. Illikman has over twenty years of experience in private equity, mergers and acquisitions, corporate finance and operations management. Prior to joining Peninsula Capital Partners, Mr. Illikman was with Talon Equity Partners, LLC, a middle-market buyout firm, where he was responsible for investment origination and portfolio management. Before Talon Equity Partners, he held positions with Freudenberg-NOK General Partnership, United Technologies Corporation and the predecessor entity to Delphi Corporation. At these firms, Mr. Illikman served in various corporate finance roles. Mr. Illikman has also served as interim President and Chief Financial Officer of companies within his portfolio management responsibility. Mr. Illikman earned both a Bachelor and Master’s in Business Administration degrees from the University of Michigan. He is a member of the CFA Institute.
Mr. Illikman’s years of experience in mergers and acquisitions, corporate finance, operations management, and his years of service as a director of Unique make him an invaluable member of the Board.
Kim Korth. Ms. Korth has been a director of the Company since our inception. She has been a Managing Director of Engauge Workforce Solutions LLC, a manufacturing and distribution staffing provider, since April 2019. She was a founder of 6th Avenue Group in 2017, a firm devoted to improving the sustainability of small manufacturing and technology companies. Ms Korth served as President and Chief Executive Officer of bb7, a privately held product development company based in Madison, Wisconsin in 2018 and 2019. From 2012 to 2017, Ms. Korth was President and Chief Executive Officer of TECHNIPLAS Group, a privately held group of specialized plastics companies that primarily serve the automotive, commercial vehicle, and infrastructure industries. Prior to joining the TECHNIPLAS Group, Ms. Korth was President and Chief Executive Officer of Supreme Corporation (NYSE American: STS), a producer of specialty vehicles based in Goshen, Indiana, from 2011 to 2012. Ms. Korth holds a B.A. degree from Western Michigan University and a M.I.M. from the American Graduate School of International Management (Thunderbird). She is currently a member of the board of Stoneridge Inc. (NYSE: SRI) and Engauge Workforce Solutions LLC. She is also a member of the Original Equipment Suppliers Association (OESA).
Ms. Korth’s extensive experience in corporate governance issues as a director of a publicly-held corporation, organizational design, development of strategies for growth and improved performance for automotive suppliers, her insight into industry trends and expectations and recognition as a thought leader in the automotive industry, and her years of service as a director of Unique make her an invaluable member of the Board.
Each executive officer of the Company is appointed by and serves at the pleasure of the Board subject to the terms of their respective employment agreements.
Director Compensation
Our Directors received cash fees for their service on our Board of Directors and committees of our Board of Directors during 2021 and did not receive equity or other compensation during 2021. The following table provides information regarding total compensation that was granted to our directors during the year ended December 31, 2021. All directors are non-employees.

Director Name	Board Fees	Equity Compensation(1)	Other Compensation	Total
Richard L. Baum, Jr.(2)	$50,000	$—	$—	$50,000
Susan C. Benedict	$25,000	$—	$—	$25,000
William Cooke(2)	$25,000	$—	$—	$25,000
Patrick W. Cavanagh	$25,000	$—	$—	$25,000
Paul Frascoia	$25,000	$—	$—	$25,000
James Illikman	$25,000	$—	$—	$25,000
Kim Korth	$25,000	$—	$—	$25,000
________________________________
(1)There were not any awards of equity compensation to directors in the last completed fiscal year. The amounts in this column reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of the stock option awards made to any of our directors during 2021.
(2)Taglich Private Equity provides services to the Company pursuant to a Management Services Agreement. Messrs. Baum and Cooke are related persons of Taglich Private Equity or Taglich Brothers, and, by agreement with Taglich Private Equity amending the Management Services Agreement, the annual consulting fee paid by the Company to Taglich Private Equity under the Management Services Agreement is reduced by the amount of director fees paid to Messrs. Baum and Cooke and by any equity awards received as compensation for serving on the Board.
Each member of our Board of Directors is also entitled to reimbursement for reasonable travel and other expenses in connection with attending meetings of the Board of Directors and any committee of the Board of Directors on which they serve.
Board Structure, Director Independence, and Corporate Governance
Our business and affairs are managed under the direction of our Board of Directors. The composition of our Board of Directors prior to our IPO was governed by the terms of a stockholders agreement among the Company and the stockholders named therein, dated March 18, 2013, or the Stockholders Agreement, pursuant to which the Taglich founding investors, as defined, designated Richard L. Baum, Jr., William M. Cooke, Paul Frascoia and Donn Viola (retired at 2020 Annual Meeting of Stockholders) as directors. Pursuant to the Stockholders Agreement, Peninsula designated James Illikman and Kim Korth as directors. The Stockholders Agreement terminated upon the completion of the initial public offering, except for certain registration rights. However, pursuant to a director nomination agreement which was effective upon the completion of our IPO, Peninsula has the right to nominate one director until such time as its beneficial ownership of our common stock is less than 5% of our total outstanding shares of common stock. As of the date of this proxy statement, Peninsula beneficially owns 13.58% of our shares of common stock.
In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. Our directors are divided among the three classes as follows:
▪The Class I directors are Mr. Cooke and Ms. Korth, and their terms will expire at this Annual Meeting of Stockholders;
▪The Class II directors are Messrs. Cavanagh and Frascoia, and their terms expire at the 2023 annual meeting of stockholders; and
▪The Class III directors are Mr. Baum, Ms. Benedict and Mr. Illikman, and their terms expire at the 2024 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Our Board of Directors met four times during 2021. Under the Company’s corporate governance guidelines, board members are expected to attend all meetings of the board committees on which they serve, and will not be compensated by the Company for meetings they do not attend. Each director serving on the board in 2021 attended at least 75% of the total number of meetings of the board and of the committees on which he or she served during the time he or she was on the board in 2021. Our corporate governance guidelines are available on our corporate website at www.uniquefab.com. Our website is not part of this proxy statement. Also, the Company does not have a formal policy concerning attendance by directors at the annual meeting of stockholders.
Director Independence
Under the rules and listing standards of NYSE American, or the NYSE Listing Rules, a majority of the members of our Board of Directors must satisfy the NYSE Listing Rules criteria for “independence.” No director qualifies as independent under the NYSE Listing Rules unless our Board of Directors affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors has determined that our directors are independent directors as defined under the NYSE Listing Rules.
Pursuant to a director nomination agreement, Peninsula has the right to nominate one director until such time as its beneficial ownership of our stock is less than 5% of our total outstanding shares of common stock.
Board Committees
The standing committees of our Board of Directors consist of the Audit Committee and the Compensation Committee. Each of the committees reports to the Board of Directors as they deem appropriate and as the Board of Directors may request. The composition, duties and responsibilities of these committees are set forth below. The Board of Directors does not have a nominating committee. The Board of Directors has determined that director nominees be recommended by a majority of the board’s independent directors. It is the position of the Board of Directors that it is appropriate for the Company not to have a separate nominating committee because the size, composition, and collective independence of the Board of Directors enables it adequately to fulfill the functions of a standing committee. The NYSE American does not require the Company to have a standing separate nominating committee but does require that nominees be selected either by a nominating committee composed solely of independent directors or by the board by a majority of independent directors.
Audit Committee
The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related party transactions. The Audit Committee met seven times during 2021 and all committee members were present at all meetings except for one, who was present for at least 70% of the meetings held.
Our Audit Committee consists of Mr. Frascoia, Mr. Cavanagh, and Ms. Korth. We believe that all qualify as independent directors according to the rules and regulations of the SEC and the NYSE American with respect to audit committee membership. We also believe that Mr. Frascoia qualifies as our “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. Our Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at www.uniquefab.com. The information on our website is not part of this proxy statement.
Compensation Committee
The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer, and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans. The Compensation Committee met four times during 2021 and all committee members were present at all meetings.
Our Compensation Committee consists of Mr. Baum, Ms. Benedict and Mr. Illikman. Our Board of Directors adopted a written charter for the Compensation Committee, which is available on our corporate website at www.uniquefab.com. The information on our website is not part of this proxy statement.

Risk Oversight
Our Board of Directors is currently responsible for overseeing our risk management process. The board focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through our standing committees. In particular, our board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps management has taken to monitor and control these exposures and our Compensation Committee assesses and monitors whether our compensation policies and programs have the potential for unnecessary risk taking. Our management is responsible for day-to-day risk management which includes identifying, evaluation, and addressing potential risks at the Company.
Leadership Structure of the Board of Directors
The positions of Chairman of the Board and Chief Executive Officer are presently separated. The Company believes separating these two positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman of the Board to focus on the Board and its role of providing advice to and independent oversight of management. Our Board believes that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is a current or former officer or employee of Unique Fabricating, Inc., or its subsidiaries or has had a relationship requiring disclosure by Unique Fabricating, Inc., under applicable federal securities regulations. No executive officer of Unique Fabricating, Inc. served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Involvement in Certain Legal Proceedings
None of our directors or executive officers has been involved in any of the following events during the past ten years: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; (5) being subject, or a party to any Federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, superseded or vacated related to an illegal violation of Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies or law or regulation prohibiting mail or wire or fraud in connection with any business entity; or (6) being the subject of or party to any sanction or order, not subsequently reversed, superseded or vacated of any self regulatory organization, any registered entity or equivalent organization that has disciplinary authority over its method.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics, which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees and is available on our corporate website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules and NYSE American requirements.
Communications to the Board of Directors
Stockholders and other interested parties may contact any member of the Board by U.S. mail. Such correspondence should be sent c/o Corporate Secretary, Unique Fabricating, Inc., 800 Standard Parkway, Auburn Hills, MI 48326.
The Corporate Secretary will forward to the Board all copies of correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the board.

Executive Officers
Our executive officers, their respective ages, and positions with the Company as of the date of this proxy statement are as follows:

Name	Age	Position with the Company
Byrd Douglas Cain, III	62	President and Chief Executive Officer
Brian P. Loftus	40	Vice President and Chief Financial Officer
Byrd Douglas Cain, III. Mr. Cain joined the Company on September 30, 2019, from Mubea Group (“Mubea”), a global market leader in the development and manufacture of automotive suspension, powertrain, and body components. Mr. Cain was employed by Mubea for over twelve years, including as the CEO of Mubea North America from January 2010 until June 2019 and as the Chief Commercial Officer from June 2019 to September 2019. Previous to Mubea, Mr. Cain worked at Alcoa Fujikura, and its successor company America Fujikura, a fiber optic telecommunications equipment wiring and connectivity service provider from 1997 to 2007 in a variety of executive management roles including Director of Finance, Director of Supply Chain, business unit General Manager, and Director of Compliance. Mr. Cain earned a Bachelor of Arts degree cum laude in Business Administration from Rhodes College and holds an active Certified Public Accountant license.
Brian P. Loftus. Mr. Loftus joined the Company on April 6, 2020, from Wabash National Corporation (“Wabash”), a publicly traded leader in the design and manufacturing of engineered solutions for the transportation, logistics and distribution industries. Mr. Loftus was Wabash’s Corporate Controller since October 2018. Prior to Wabash, Mr. Loftus was the Corporate Controller for Horizon Global Corporation (“Horizon”), a publicly traded designer, manufacturer, and distributor of towing and trailering equipment from July 2015 to October 2018. Prior to Horizon, Mr. Loftus held various positions with TriMas Corporation, a diversified industrial manufacturer, from August 2009 to June 2015, including Controller for TriMas’ then subsidiary Cequent Performance Products, Inc., Segment Financial Manager, and Corporate Audit Manager. Mr. Loftus began his career in public accounting with Deloitte and Touche LLP. Mr. Loftus earned a Bachelor of Science in Business Administration in Accounting and a Master of Business Administration from Central Michigan University. Mr. Loftus is a Certified Public Accountant in the State of Michigan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires that the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2021, we are aware of no late Section 16(a) filings.
Hedging and Other Prohibited Transactions
Directors and executive officers of the Company (“Covered Persons”) are prohibited from trading in the Company’s equity securities during a blackout period imposed under any “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the compliance officer: (1) Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase; (2) Short sales. Covered Persons may not sell the Company’s securities short; (3) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities; and (4) Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.
Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The table sets forth certain information with respect to the beneficial ownership of our common stock as of June 6, 2022, except as otherwise indicated, by:
▪each person known by us to beneficially own more than 5% of the Company’s common stock;
▪each of the Company’s directors and director nominees;
▪each of the named executive officers; and
▪all of the Company’s directors and executive officers as a group.
For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of June 6, 2022 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
To our knowledge, except as set forth in the footnotes to this table and subject to community property laws, where applicable, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

The percentages listed below are based on 11,733,147 outstanding shares of common stock, as of June 6, 2022. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Unique Fabricating, Inc., 800 Standard Parkway, Auburn Hills, Michigan 48326.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number		Percentage
Five percent stockholders
The Peninsula Fund V, Limited Partnership 500 Woodward Avenue, Suite 2800, Detroit, Michigan 48226	1,594,632	(2)	13.58%
Michael N. Taglich 37 Main Street, Cold Spring Harbor, New York 11724	965,753	(3)	8.21%
Alvin Fund LLC 215 West 98th Street, Apt 10A, New York, New York 10025	853,096	(4)	7.27%
Pacific Ridge Capital Partners, LLC 4900 Meadows Road, Suite 320, Lake Oswego, Oregon 97035	746,072	(5)	6.36%
Robert Taglich 37 Main Street, Cold Spring Harbor, New York 11724	681,901	(6)	5.80%
Directors and named executive officers
Byrd Douglas Cain, III, President and Chief Executive Officer	134,213	(7)	1.13%
Brian P. Loftus, Vice President and Chief Financial Officer	28,498	(8)	0.24%
Richard L. Baum, Jr., Chairman	363,834	(9)	3.09%
Susan C. Benedict, Director	4,444		0.04%
Patrick Cavanagh, Director	20,733		0.18%
William Cooke, Director	77,174	(10)	0.66%
Paul Frascoia, Director	46,650	(11)	0.40%
James Illikman, Director	7,500	(11)	0.06%
Kim Korth, Director	37,500	(12)	0.32%
All executive officers and directors as a group (nine persons)	720,546	(13)	6.02%
________________________________
(1)Based upon 11,733,147 outstanding shares of common stock, as of June 6, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of June 6, 2022 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)The number set forth in the table is based on the Schedule 13G/A for Peninsula Fund V, Limited Partnership filed with the SEC on February 14, 2022 and includes 7,500 exercisable options granted to Mr. Illikman. Peninsula’s President and Chief Investment Officer, Scott A. Reilly, exercises sole voting and dispositive power for the shares beneficially owned by Peninsula.
(3)The number set forth in the table includes 27,054 shares of common stock subject to currently exercisable warrants and excludes 15,000 shares of common stock owned by Mr. Taglich’s spouse, for which he disclaims beneficial ownership.
(4)The number set forth in the table is based on the Schedule 13G/A for Alvin Fund LLC filed with the SEC on October 1, 2021.
(5)The number set forth in the table is based on the Schedule 13G/A for Pacific Ridge Capital Partners, LLC filed with the SEC on February 14, 2022.
(6)The number set forth in the table includes 27,054 shares of common stock subject to currently exercisable warrants.
(7)The number set forth in the table includes 107,073 exercisable options.
(8)The number set forth in the table includes 28,498 exercisable options.
(9)The number set forth in the table includes shares owned by an investment partnership controlled by Mr. Baum, shares owned by family trusts, 7,500 exercisable options, and 19,540 shares of common stock subject to currently exercisable warrants.
(10)The number set forth in the table includes 7,500 exercisable options and 15,632 shares of common stock subject to currently exercisable warrants.
(11)The number set forth in the table includes 7,500 exercisable options for each of Messrs. Frascoia and Illikman.
(12)The number set forth in the table includes 37,500 exercisable options.
(13)With the exception of Messrs. Baum and Cain, each director and named executive officers beneficially owns less than one percent of the outstanding shares of the Common Stock. Includes currently exercisable options and shares of common stock subject to currently exercisable warrants as set forth in notes 7, 8, 9, 10, 11, and 12.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Taglich
Formation. Taglich Private Equity, LLC sourced and sponsored our formation in March 2013 under the name UFI Acquisition, Inc. exclusively for the purpose of effecting the acquisition of all of the outstanding shares of Unique Fabricating, Inc. then a privately held company. Unique Fabricating, Inc. subsequently changed its name to Unique Fabricating NA, Inc. and UFI Acquisition, Inc. subsequently changed its name to Unique Fabricating, Inc. Taglich Private Equity, LLC has been sourcing and sponsoring leveraged buyouts of companies since 2000 and often retains Taglich Brothers, Inc. as the equity capital placement agent for these transactions. Richard L. Baum. Jr., the Chairman of our board of directors, is an associate of Taglich Private Equity, LLC. Robert Taglich and Michael Taglich, who are beneficial owners of 5% or more of our common stock, are principals of Taglich Brothers, Inc., and William Cooke, one of our directors, is employed by Taglich Brothers, Inc.
Management Services Agreement.  In March 2013, the Company entered into a management services agreement with Taglich Private Equity, LLC. Under this agreement, the Company has been provided advisory and management services in consideration of an annual management fee, payable in monthly installments. Effective upon completion of the IPO, the agreement was amended to reduce the annual management fee of $300,000 by an amount equal to the amount, if any, of annual cash retainers and equity awards received as compensation for service on the Company’s board of directors by any director who is a related person (as defined in Rule 5110 of the FINRA Manual) of Taglich Private Equity, LLC or Taglich Brothers, Inc. In accordance with the amendment, the Company paid a total fee of $225,000 during 2019. Pursuant to the terms of the Management Services Agreement, in addition to the annual management fee, the Company will pay Taglich Private Equity, LLC a fee for each acquisition by the Company during the term of the agreement or in the event of the sale of the entire Company calculated as follows: 5% of the first $1 million of value; 4% of the second $1 million of value; 3% of the third $1 million of value; 2% of the fourth $1 million of value, and 1% of the value paid over $4 million. If the Company or any subsidiary pays for investment banking services in connection with any acquisition by the Company or any subsidiary or the sale of the Company, the transaction fee payable to Taglich Private Equity, LLC will be reduced dollar for dollar by any fees paid to a third party investment banker or broker. The services provided to us by Taglich Private Equity, LLC include providing advice and counsel to the directors, executives and personnel of the Company and its subsidiaries through and including: (1) participation in business and strategic planning sessions and reviewing and commenting on business and strategic plans and agreements; (2) identifying and/or communicating with potential strategic partners, as and to the extent requested by the Company and/or its subsidiaries; (3) providing guidance and recommendations and participating in management strategy sessions regarding acquisitions or financings; and (4) participating in the strategy and implementation of the growth activities of the Company and/or its subsidiaries. In addition, Taglich Private Equity, LLC will act as the Company’s and its subsidiaries’ financial advisor in connection with certain transactions including: (1) assisting the Company and/or its subsidiaries in identifying and contacting potential purchasers of the assets or securities of the Company and/or its subsidiaries; (2) advising and assisting the Company and/or its subsidiaries in negotiating the terms and conditions of a transaction; and (3) analyzing the valuation of the Company and/or its subsidiaries or such other entity in connection with a transaction. The agreement currently expires on March 18, 2023, and renews automatically each year for an additional one-year term. The agreement will also terminate on the date that the Taglich Founding Investors or Taglich Equity Investors, as each is defined, no longer collectively own 50% of the equity securities owned by either of them on March 18, 2013.
2021 Equity Transaction and Warrants. On September 21, 2021, the Company issued 1,954,000 shares of common stock at a price of $2.25 per share for gross proceeds of $4,396,500 in an offering exempt from registration under the Securities Act of 1933. Taglich Brothers, Inc. acted as placement agent in this offering and received selling commissions equal to approximately 8% of the gross proceeds, and was reimbursed for expenses of $44,000. Taglich Brothers also received warrants to purchase 156,320 shares of common stock, exercisable for five years, at a price per share of $3.12. Taglich Brothers, Inc. subsequently assigned warrants to purchase 53,900 shares of common stock to two Members of the Board, who are both affiliated with Taglich. Members of our Board purchased shares of Common Stock in the offering.
Transactions with Engauge Workforce Solutions LLC
Beginning in February 2021, the Company began utilizing the services of Engauge Workforce Solutions LLC (“Engauge”), a manufacturing and distribution staffing agency. Ms. Korth is Managing Director of Engauge. In March 2021, the Company entered into an agreement with Engauge for its services. The agreement is for an initial term of 12 months and continues on a month-to-month basis after the initial term. The Company may terminate the agreement, without penalty, with 60 days written notice. The Company incurred fees for Engauge’s services of $820,789 in 2021.
Transactions with Peninsula
In 2015, we entered into a registration rights agreement with Peninsula which provides it with registration rights, including the right to require us to file on one occasion a Form S-1 registration statement, the right to require us to file an unlimited number of registration statements on Form S-3 and the right to require the Company to file an unlimited number of shelf registrations on Form S-3 for offerings to be made on a continuous basis pursuant to Rule 415 of the Securities Act. Any registration statement on Form S-1 filed on behalf of Peninsula must be with respect to at least 500,000 shares and any registration statement on Form S-3 must be with respect to at least 250,000 shares. The Company will pay all expenses with respect to such registrations except that Peninsula will pay all underwriting discounts and commissions. Peninsula also has the right to include its shares in registration statements otherwise filed by the Company, subject to certain restrictions. Peninsula included all of its shares in a registration statement on Form S-3 filed by the Company and declared effective in July 2016. All of the expenses of the registration statement were paid by the Company. The Company may postpone the filing of any registration statement for up to six months in certain events, including if we determine that such registration or offering could interfere with a business or financing transaction or may require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential. Pursuant to a director nomination agreement, Peninsula has the right to nominate one director until such time as its beneficial ownership of Unique’s common stock is less than 5% of our total outstanding shares of common stock. In addition, under the registration rights agreement, Peninsula has the right to designate an individual to attend board and committee meetings as an observer, if it no longer has the right to nominate a director and as long as Peninsula beneficially owns at least 3% of our outstanding common stock. The observer will not be able to attend any portion of a board or committee meeting during which any transaction or agreement with or for the benefit of Peninsula or any affiliate is being considered. In addition, the Board and each committee may require the observer to leave a meeting if the Board or committee needs to deliberate independently.
Indemnification Agreements With Our Executive Officers and Directors
We have entered into indemnification agreements with each of our directors and executive officers which require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements require us to advance all expenses incurred by the directors and executive officers in investigating or defending any action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
Policies and Procedures for Related Party Transactions
The Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. We adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

EXECUTIVE COMPENSATION
This section provides information about executive compensation for the Company’s 2021 named executive officers (“NEOs”), who are:
▪Byrd Douglas Cain, III – President and Chief Executive Officer; and
▪Brian P. Loftus – Vice President and Chief Financial Officer.
No other individuals served as an executive officer during the year ended December 31, 2021. This section also provides qualitative and quantitative information regarding the manner and context in which compensation is awarded to and earned by our NEOs and is intended to place in perspective the data presented in the tables and narratives that follow.
Compensation Philosophy and Objectives
The Company’s philosophy is to align executive compensation with the interests of our stockholders by basing certain compensation decisions on financial objectives that our board of directors believes are primary determinants of long-term stockholder value. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:
▪to reward our executive officers for sustained financial and operating performance;
▪to align their interests with those of our stockholders;
▪to encourage our executive officers to remain with us long-term.
Elements of Compensation
Base Salary
The Company pays its NEOs based on the experience, skills, knowledge and responsibilities required of each officer. The Company believes base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to the Company. Base salaries for our NEOs are determined by our board of directors at its sole discretion, and no NEO has the right to automatic or scheduled increases in base salary.
Annual Incentive Bonuses
In response to the COVID-19 pandemic, the Company suspended its annual incentive bonuses. As such, our NEOs were not eligible to receive bonuses during fiscal year 2021.
Bonuses are based on a combination of corporate performance against the Financial Plan approved by the Board of Directors and performance against certain individual goals and objectives. In the past, bonuses were only paid if at least 80% of Plan results are achieved. Performance between 90% to 100% of Plan reduces the bonus multiplier by two times the shortfall. For example, 90% of planned performance would result in a 80% available pool of targeted bonuses. Conversely, performance between 100% and 110% of Plan increases the bonus multiplier by two times the overage. For performance between 80% and 90% of Plan, there is a curve that would reduce the available bonus pool to 25% to 80% of target, and for performance above 110% of Plan, the curve would increase the available bonus pool to 120% to a maximum of 175% of target. The actual bonus paid is the potential bonus based on corporate performance, factored by the individual’s achievement of personal goals and objectives.
Long-Term Equity Compensation
The Company currently has a 2013 Stock Incentive Plan and 2014 Omnibus Performance Award Plan with respect to the grant of equity incentive awards to our executive officers, as the Company believes that equity grants provide our executives with a strong link to our long -term performance, and help align the interests of our executives and our stockholders. Accordingly, our Compensation Committee periodically reviews the equity incentive compensation of our executive officers and from time to time may grant equity incentive awards to them.
Our 2013 Stock Incentive Plan was adopted by our Board of Directors and approved by our stockholders in March 2013. The plan provides for the granting of stock options to employees, directors, consultants and any person or entity who has the contractual right to appoint a director. Grants of stock options may include incentive stock options and non-statutory stock options. The plan authorizes 495,000 shares of our common stock to be issued under the plan.
As of the date of this proxy statement, we have awarded options to our current NEOs for an aggregate 113,136 shares of our common stock with a weighted average exercise price of $2.94 per share under the 2013 Stock Incentive Plan.
Our 2014 Omnibus Performance Award Plan was approved by our Board of Directors and our stockholders in 2014 and became effective on the closing of the IPO. The Plan was amended in 2016 to increase the number of shares for which awards may be made. The 2014 Plan provides for the grant of cash awards, stock options, stock appreciation rights, or SARs, shares of restricted stock and restricted stock units, or RSUs, performance shares and performance units. The 2014 Plan authorizes the grant of awards relating to 700,000 shares of our common stock.
As of the date of this proxy statement, there are outstanding options to our current NEOs for an aggregate 271,087 shares of our common stock at a weighted average exercise price of $2.94 per share under the 2014 Omnibus Performance Award Plan.
Other Compensation and Supplemental Benefits
Our NEOs are also allowed certain other compensation which includes a car allowance for Mr. Cain. Our NEOs are also eligible for the following benefits on a similar basis as our other eligible employees:
▪health, dental, and vision insurance;
▪vacation, personal holidays and sick days;
▪life insurance and supplemental life insurance
▪accident and critical illness insurance; and
▪short and long-term disability.
Defined Contribution Plan; 401(k)
The Company maintains a defined contribution plan covering certain full time salaried employees including our NEOs. Employees can make elective contributions to the plan. The Company contributes 100 percent of an employee’s contribution up to the first 3 percent of each employee’s total compensation and 50 percent for the next 2 percent of each employee’s total compensation. In addition, the Company, at the discretion of the board of directors, may make additional contributions to the plan on behalf of the plan participants.
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers for the fiscal years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Other Compensation (6)	Total
Byrd Douglas Cain, III, President and Chief Executive Officer(1)	2021	$400,000	$59,445	$—	$29,200	$488,645
	2020	$400,000	$—	$—	$29,200	$429,200
Brian P. Loftus, Vice President and Chief Financial Officer(2)	2021	$270,000	$34,777	$—	$9,900	$314,677
	2020	$199,432	$53,000	$—	$13,800	$266,232
________________________________
(1)Mr. Cain was appointed President and Chief Executive Officer effective September 30, 2019 with an annual base salary of $400,000. Following the termination of the former CFO’s employment with the Company, Mr. Cain served as Interim Chief Financial Officer for the Company beginning on October 11, 2019 until Mr. Loftus’ appointment became effective on April 6, 2020.
(2)Mr. Loftus was appointed Vice President and Chief Financial Officer effective April 6, 2020 with an annual base salary of $270,000.
(3)All amounts in this column were calculated in accordance with FASB ASC Topic 718 and represent the aggregate grant date fair value of each option award granted during the fiscal years shown. On May 4, 2021, Messrs. Cain and Loftus received 13,304 and 7,783 stock options, respectively, under the 2014 Omnibus Performance Award Plan. On June, 11, 2021, Messrs. Cain and Loftus received 17,751 and 10,385 stock options, respectively, under the 2013 Incentive Plan. On April 6, 2020, Mr. Loftus received 37,500 stock options under the 2014 Omnibus Performance Award Plan and 12,500 stock options under the 2013 Stock Incentive Plan.
(4)In response to the COVID-19 pandemic the Company suspended its annual incentive bonus plan for 2021 and 2020 and our NEOs were not eligible for an annual cash bonus in 2021 and 2020.
(5)This column includes car allowances, Company paid 401(k) contributions, and other compensation for the NEOs (including temporary living and travel expenses for Mr. Loftus in 2020). Specifically for 2021: (A) Mr. Cain received a car allowance in the amount of $18,000; and (B) Messrs. Cain and Loftus received $11,200, $9,900, respectively, for Company contributions to the 401(k) plans.

Outstanding Equity Awards as of December 31, 2021
The following table sets forth information regarding outstanding stock options held by our NEOs as of December 31, 2021. Our NEOs did not hold any restricted stock or other awards as of December 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (1)	Option Expiration Date
Byrd Douglas Cain, III	9/30/2019(2)	84,000	201,000	$2.89	9/30/2029
	5/4/2021(3)	2,661	10,643	$4.51	5/4/2031
	6/11/2021(4)	17,751	—	$3.31	6/11/2031
Brian P. Loftus	4/6/2020(5)	10,000	40,000	$2.36	4/6/2030
	5/4/2021(3)	1,557	6,226	$4.51	5/4/2031
	6/11/2021(4)	10,385	—	$3.31	6/11/2031
________________________________
(1)This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(2)On September 30, 2019, Mr. Cain received 212,500 stock options under the 2014 Omnibus Performance Award Plan and 72,500 stock options under the 2013 Stock Incentive Plan. The 212,500 stock option under the 2014 Omnibus Performance Award Plan vests as follows: (A) 140,000 stock options are time-based with 40% vesting on September 30, 2020 and in three substantially equal 20% installments on September 30, 2021, September 30, 2022, and September 30, 2023; (B) 36,250 stock options vest once the closing price of the Company’s common stock is in excess of $7.50 per share for 10 out of 20 consecutive trading days; and (C) 36,250 stock options vest once the closing price of the Company’s common stock is in excess of $12.50 per share for 10 out of 20 consecutive trading days. The 72,500 stock options under the 2013 Stock Incentive Plan vest as follows: (A) 36,250 stock options vest once the closing price of the Company’s common stock is in excess of $7.50 per share for 10 out of 20 consecutive trading days; and (B) 36,250 stock options vest once the closing price of the Company’s common stock is in excess of $12.50 per share for 10 out of 20 consecutive trading days.
(3)On May 4, 2021, Messrs. Cain and Loftus received 13,304 and 7,783 stock options, respectively, under the 2014 Omnibus Performance Award Plan with 20% of each award vesting immediately and in four substantially equal 20% installments on May 4, 2022, May 4, 2023, May 4, 2024, and May 4, 2025.
(4)On June 11, 2021, Messrs. Cain and Loftus received 17,751 and 10,385 stock options, respectively, under the 2013 Stock Incentive Plan with each award vesting immediately.
(5)On April 6, 2020, Mr. Loftus received 37,500 stock options under the 2014 Omnibus Performance Award Plan and 12,500 stock options under the 2013 Stock Incentive Plan. The 37,500 stock option under the 2014 Omnibus Performance Award Plan vests as follows: (A) 25,000 stock options are time-based with 40% vesting on April 6, 2021 and in three substantially equal 20% installments on April 6, 2022, April 6, 2023, and April 6, 2024; (B) 6,500 stock options vest once the closing price of the Company’s common stock is in excess of $7.50 per share for 10 out of 20 consecutive trading days; and (C) 6,250 stock options vest once the closing price of the Company’s common stock is in excess of $12.50 per share for 10 out of 20 consecutive trading days. The 12,500 stock options under the 2013 Stock Incentive Plan vest as follows: (A) 6,250 stock options vest once the closing price of the Company’s common stock is in excess of $7.50 per share for 10 out of 20 consecutive trading days; and (B) 6,250 stock options vest once the closing price of the Company’s common stock is in excess of $12.50 per share for 10 out of 20 consecutive trading days.
Executive Employment Arrangements
Byrd Douglas Cain, III
Mr. Cain has a three year employment agreement that currently expires on September 30, 2022 and which renews automatically each year for successive one-year terms, on the same terms and conditions then in effect, unless notice of non-renewal is given by either Mr. Cain or the Company at least 90 days prior to the end of the applicable term. The agreement provides Mr. Cain the following compensation: (i) annual base salary of $400,000 (subject to periodic review and adjustment as the Board deems appropriate); (ii) eligibility to receive an annual short-term cash incentive award subject to the satisfaction of terms and conditions determined by the Board in its sole discretion with an initial target of not less than 50% of Mr. Cain’s annual base salary; (iii) a $1,500 monthly car allowance; and (iv) other benefits including vacation and participation in the Company’s 401(k) and health care plans.
Mr. Cain is subject to a non-compete covenant, which provides that during the term of employment and for fifty-two weeks following his termination, Mr. Cain may not, directly or indirectly, participate in, engage in or have a financial interest in or management position or other interest in any business that is competitive with the Company’s business. Similarly, during the term of employment and for fifty-two weeks following the date of his termination, Mr. Cain may not, directly or indirectly, solicit or otherwise interfere with the Company’s relationship with any employee, customer or supplier of the Company. Mr.

Cain is also required to keep confidential during the term of employment and thereafter all confidential and proprietary information concerning the Company and its business.
Brian P. Loftus
Mr. Loftus does not have an employment agreement with the Company. Mr. Loftus’ compensation has included the following: (i) annual base salary of $270,000 (subject to periodic review and adjustment as the Board deems appropriate); (ii) eligible to receive an annual short-term cash incentive award subject to the satisfaction of terms and conditions determined by the Company’s Board of Directors in its sole discretion with an initial target of not less than 30% of his base salary; no cash incentive award was made with respect to 2021, and (iii) other benefits including vacation and participation in the Company’s 401(k) and health care plans.
Should the Company terminate Mr. Loftus’ employment without cause, Mr. Loftus would be entitled to severance payments equal to six months of his annual base salary.
Post-Employment Compensation
Mr. Cain’s employment agreement described above provides that upon termination by the Company without cause or if the Company delivers a notice of non-renewal, Mr. Cain would be entitled to receive payment of his base annual salary for fifty-two weeks or until such time as the executive accepts employment with another company, whichever period is shorter, and, if Mr. Cain elects COBRA coverage, continuation of all benefits during the 12 month period, in accordance with our standard compensation and payroll procedures for active employees participating in such plans. Mr. Cain would also be entitled to receive his monthly car allowance. Receipt of these severance benefits is contingent on the execution of a general release of claims in favor of the Company and its affiliates and compliance with Mr. Cain’s obligations under the employment agreement, including non-compete, non-solicitation and non-disclosure covenants, and under equity holder or other agreements.
Should the Company involuntary terminate Mr. Loftus’ employment without cause, Mr. Loftus would be entitled to severance payments equal to six months of his annual base salary.
Stock Option and Other Compensation Plans
2013 Stock Incentive Plan
Our 2013 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in March 2013. The plan provides for the granting of stock options to employees, directors, consultants and any person or entity who has the contractual right to appoint a director. Grants of stock options may include incentive stock options and non-statutory stock options. The plan authorizes 495,000 shares of our common stock to be issued under the plan. The plan is administered by our board or a committee, which in the discretion of the board is constituted to comply with the requirements of Rule 16b-3 under the Securities Exchange Act or Section 162(m) under the Internal Revenue Code of 1986.
The plan provides that, on the date of the grant, the exercise price must equal at least 100% of the fair market value or, in the case of any incentive stock options, 110% of the fair market value with respect to optionees who own at least 10% of the total combined voting power of all classes of our stock. The fair market value is the closing sales price for our stock if it is listed on any established stock exchange or national market system or, if the common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, determined by computing the arithmetic mean of our high and low asked prices on a given determination date. No option may have a term in excess of ten years from the date of grant; provided that for any incentive stock option granted to a 10% stockholder, the term may not exceed five years from the date of grant. The consideration, to the extent approved by the plan administrator, may be paid by cash or cash equivalent, with other shares of the Company, subject to certain requirements, or any combination of such consideration.
Awards granted under the plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant. Additionally, any shares of our common stock received pursuant to an award granted under the plan, are subject to our buy-back rights in terms set forth in the award agreement.
Options granted under the plan vest as provided at the time of the grant. Upon the occurrence of a change of control, as defined, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless otherwise provided in the award agreement. If the successor does not assume the option or issue an equivalent option, the administrator will provide that (1) all options will become exercisable in full at a specified time prior to the change of control and will terminate upon its consummation of the change of control unless exercised prior thereto or (2) all options will terminate upon consummation of the change of control and each holder will receive a cash payment based upon the difference between the acquisition price per share in the transaction and the exercise price. The plan may be amended, altered, suspended or terminated by the administrator at any time. We may not alter the rights and obligations under any award granted before amendment of the plan without the consent of the affected participant. Unless terminated sooner, the plan will terminate automatically in March 2023.

2014 Omnibus Performance Award Plan
The Company's 2014 Omnibus Performance Award Plan, or the 2014 Plan, was adopted by our board of directors and approved by the stockholders in 2014, and was effective on the closing of the IPO. The 2014 Plan was amended by approval of the stockholders in 2016 and 2020 to increase the number of shares subject to the plan. The 2014 Plan, as amended, provides for the grant of cash awards, stock options, stock appreciation rights, or SARs, shares of restricted stock and restricted stock units, or RSUs, performance shares and performance units. The 2014 Plan authorizes the grant of awards relating to 700,000 shares of our common stock. In the event of any transaction that causes a change in our capitalization, the Compensation Committee or such other committee administering the 2014 Plan will make such adjustments to the number of shares of common stock delivered, and the number and/or price of shares of common stock subject to outstanding awards granted under the 2014 Plan, as it deems appropriate and equitable to prevent dilution or enlargement of participants’ rights.
Plan Administration.  The 2014 Plan is administered by the Compensation Committee of our board (which consists exclusively of outside directors), or by such other committee consisting of not less than two non-employee directors appointed by the board. The committee is comprised solely of directors qualified to administer the 2014 Plan pursuant to Rule 16b-3 under the Exchange Act.
Eligibility and Participation.  Employees eligible to participate in the 2014 Plan include management and key employees of the Company and its subsidiaries, as determined by the committee, including employees who are members of the board. Directors who are not employees and consultants to the Company also are able to participate in the 2014 Plan.
Amendment and Termination of the Plan.  In no event may any award under the 2014 Plan be granted on or after the tenth anniversary of the 2014 Plan’s effective date. The board may amend, modify or terminate the 2014 Plan at any time. However, no amendment requiring stockholder approval for the 2014 Plan to continue to comply with Sections 162(m), 409A or 422 of the Code will be effective unless approved by stockholders, and no amendment, termination or modification will materially and adversely affect any outstanding award without the consent of the participant.
Awards Under the Plan
Stock Options.   The committee may grant incentive stock option, or ISOs, non-qualified stock options, or NSOs, or a combination of ISOs and NSOs. There are certain tax advantages to employees who receive ISOs. However, certain restrictions also apply to such grants. ISOs can be granted only to employees (not to non-employee directors or consultants), and the option exercise price must be at least equal to 100% of the fair market value of a share of common stock on the date the option is granted (110% in the case of an individual who is a 10% owner of the Company). An ISO may not be exercised later than 10 years after the date of grant (five years in the case of 10% owners of the Company). ISOs also may not be exercised later than three months (one year in the case of a termination of employment due to disability) after the option holder’s termination of employment other than due to his or her death. Common stock will be deemed to be acquired under an ISO only with respect to the first $100,000 worth of common stock (valued on the date of grant) first exercisable in any calendar year and the excess number of shares will not be deemed to have been acquired under an ISO.
ISOs may be transferred only by will or under the laws of descent and distribution and, during the participant’s lifetime, will be exercisable only by the participant or his or her legal representative. Each stock option agreement will specify the holder’s (or his or her beneficiary’s) rights in the event of retirement, death or other termination of employment. Except as may be provided in the stock option agreement, if an option holder’s employment is terminated for “cause,” as defined by the 2014 Plan, all options granted to such holder will be forfeited. The option exercise price is payable in cash, in shares of common stock having a fair market value equal to the exercise price, by share withholding or a combination of the foregoing.
SARS.   SARs may be in the form of freestanding SARs, SARs granted together with options, or tandem SARS, or a combination of both. The base value of a freestanding SAR must be equal to the fair market value of a share of common stock on the date of grant. The base value of a tandem SAR must be equal to the exercise price of the related option. Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth under the SAR award agreement. A tandem SAR may be exercised only with respect to the shares of common stock for which its related option is exercisable. Tandem SARs will expire no later than the expiration of the related option and the term of any tandem SAR which is linked to an ISO may not exceed ten years. Tandem SARs may be exercised only when the fair market value of the shares subject to the option exceeds the option exercise price. Furthermore, the number of shares of common stock that may be acquired under the related option will be reduced, one for one, by the number of shares with respect to which the tandem SAR is exercised.
Upon the exercise of an SAR, a participant will receive the difference between the fair market value of a share of common stock on the date of exercise and the base value multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise may be in cash, in shares of common stock having a fair market value equal to such cash amount, or a combination of cash and shares, as determined by the committee.

SARs may only be transferred by will or under the laws of descent and distribution and, during the lifetime of a participant, may be exercised only by the participant or his or her legal representative. Each SAR award agreement will specify the participant’s (and his or her beneficiary’s) rights in the event of death or other termination of employment. Except as may be provided in a grant award made to a particular participant, if a participant voluntarily terminates his employment (other than as a result of disability) without the Company’s consent or without “good reason,” as defined, or if the participant is terminated for “cause” under the 2014 Plan, all SARs will be forfeited.
Restricted Stock.   Restricted stock are shares of common stock transferred to a participant which are subject to forfeiture if certain employment or vesting requirements are not met during the “restriction period.” Restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable restriction period or upon earlier satisfaction of conditions specified by the committee. During the restriction period, holders may exercise full voting rights and will be credited with cash dividends. Dividends credited during the restriction period will be withheld by the Company until the related shares of restricted stock vest and will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. All rights with respect to restricted stock will be available only during a participant’s lifetime, and each restricted stock award agreement will specify the participant’s (and his or her beneficiary’s) rights in the event of death or other termination of employment. Except as may be provided in an award agreement, if a participant’s employment is terminated for any reason prior to the end of the restriction period, all shares of restricted stock granted to such participant will be forfeited.
RSUs.   Each RSU represents an agreement by the Company to deliver to the participant one share of common stock at a predetermined date. RSUs are subject to forfeiture if certain employment requirements or other vesting requirements are not met or if a participant’s employment is terminated for any reason prior to the end of the restriction period, unless otherwise provided in the award agreement. All rights with respect to RSUs will be available only during a participant’s lifetime, and each RSU award agreement will specify the participant’s (and his or her beneficiary’s) rights in the event of death or other termination of employment.
Performance Shares and Performance Units.   Performance shares and units are similar to shares of restricted stock and RSUs except that certain individual, financial or other company-related goals and targets must be met in order for the performance shares and units to become non-forfeitable. The committee will set performance goals which will determine the number and/or value of performance shares or units that will be paid to participants. The committee also may develop, subject to stockholder approval, goals and targets that must be met in order to determine the vesting and/or the amount of performance shares and/or units granted to key executives in order to avoid Section 162(m) limitations. Participants will be entitled to receive payment of the value of performance shares or units earned in cash and/or shares of common stock which have an aggregate fair market value equal to the value of the earned performance shares or units after the end of the applicable performance period. Prior to the beginning of each performance period, participants may elect to defer receipt of payout on such terms as the committee deems appropriate. Participants may be entitled to have dividends declared with respect to performance shares earned in connection with performance share/unit grants earned but not yet distributed held in their performance accounts, subject to the same restrictions as are applicable to dividends earned with respect to restricted stock. The performance shares and units may also be subject to other vesting requirements or other restrictions, such as continued employment for specified periods of time.
Except as may be provided in an award agreement with respect to a particular participant, in the event a participant’s employment is terminated for any reason, all performance shares and units granted to such participant will be forfeited. Performance shares and units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
Cash Incentives.   Under the terms of a cash incentive grant, certain individual, financial or other Company-related goals and targets must be met in order for the cash incentives to become non-forfeitable and to determine the amount of the cash incentives to which a participant is entitled. The committee will set performance goals which, depending on the extent to which they are met during the performance periods established by the committee, will determine the value of cash incentives that will be paid to a participant. Participants will receive payment of the cash incentives at the end of the applicable performance periods. Prior to the beginning of each performance period, a participant may elect to defer receipt of payout on such terms as the committee deems appropriate. Except as may be provided in an award agreement with respect to a particular participant, if a participant’s employment is terminated for any reason, all unpaid cash incentives granted to such participant will be forfeited. Rights to cash incentives may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.
Limits on Grants.   To avoid the income tax deduction limitation under Section 162(m) of the Code on annual compensation in excess of $1,000,000, there are limits on the maximum number of options and SARS that may be granted, the maximum value of restricted stock, RSUs, performance units and shares that may be distributed and the maximum dollar amount of cash incentives that may be paid to any key executive under the 2014 Plan in any year.
Merger, Consolidation, Sale of Assets or Change in Control of the Company. As of the effective date of a merger, consolidation, sale of all or substantially of the assets or the change in control of the Company (and if the merger, consolidation or other transaction agreement does not provide for the continuation of awards or the substitution of new awards), (1) any option or SAR outstanding will become immediately exercisable and (2) any restriction periods and restrictions imposed on restricted stock will be deemed to have expired. Performance shares or units payable after the date of a merger, consolidation or other transaction will be paid in cash as of the date they originally were to be paid unless, subject to the limitations imposed by Code Section 409A, the Company or its successor determines to pay such amounts as of an earlier date. Except as may be provided in a particular award, the number of performance shares and units will be prorated based on the attainment of the applicable performance goals at the target level if, as a result of the merger, consolidation, or other transaction the value of such awards cannot be determined.
Indemnification Agreements
Please refer to the “Certain Relationships and Related Party Transactions” section in this proxy statement for information on director and executive officer indemnification.
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Table
The following table includes equity compensation plan information as of December 31, 2021, the Company’s last day of its 2021 fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	846,731	(1)	$4.00	172,949	(2)
Equity compensation plans not approved by security holders	156,320	(3)	$3.12	—
Total	1,003,051		$3.87	172,949
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(1)Consists of (i) 190,136 shares to be issued upon exercise of outstanding options under the 2013 Plan, as of December 31, 2021, and (ii) 656,595 shares to be issued upon exercise of outstanding options under the 2014 Plan as of December 31, 2021.
(2)Consists of (i) 137,544 shares that remained available for future issuance under the 2013 Plan as of December 31, 2021 and (ii) 35,405 shares that remained available for future issuance under our 2014 Plan as of December 31, 2021.
(3)Consists of 156,320 warrants issued on September 21, 2021, to Taglich Brothers, Inc.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this information into any filing by us under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal controls over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2021, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Form 10-K. In addition, the Audit Committee discussed with Deloitte & Touche LLP those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Deloitte & Touche, LLP its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

Members of Unique Fabricating, Inc.’s Audit Committee
Paul Frascoia (chair)
Patrick W. Cavanagh
Kim Korth

PROPOSALS
This Proxy Statement contains three proposals requiring stockholder action:
▪Proposal No. 1 — requests the election of two directors to the board;
▪Proposal No. 2 — requests the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for 2022;
▪Proposal No. 3 — advisory vote to approve executive compensation;
▪Proposal No. 4 — requests approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock; and
▪Proposal No. 5 — requests approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of preferred stock.
Each proposal is discussed in more detail below.
Proposal No. 1 — Election of Directors
The board of directors has nominated William Cooke and Kim Korth to be elected to the board as directors to serve until the third annual meeting of stockholders after their election and until their respective successors are duly elected and qualified. Mr. Cooke and Ms. Korth have been members of the board since March 2013.
At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card. If no direction is made for the election of the three nominees, the shares for any signed proxies will be voted for the nominees. If the shares are held through a broker which has not received instructions, the broker will not have discretion to vote the shares with respect to the nominations. The board of directors has been informed that each nominee is willing to continue as a director. If a director does not receive the required vote for his or her election, then that director will not be elected to the board, and the board may fill the vacancy with a different person, or the board may reduce the number of directors to eliminate the vacancy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. COOKE AND MS. KORTH TO SERVE UNTIL THE 2025 ANNUAL MEETING.
Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has approved the engagement of BDO USA, LLP (“BDO”), as the Company’s independent registered public accounting firm effective following completion of the review by Deloitte & Touche LLP, the Company’s former independent registered accounting firm of the Company’s results of operations for the quarter ended March 31, 2022.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of BDO as the Company’s independent registered public accounting firm for 2022. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change will be in the best interests of the Company and its stockholders. Representatives of BDO are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees for Services Rendered by Independent Registered Public Accounting Firm
The following table presents fees paid by the Company for professional services rendered by Deloitte & Touche LLP, its registered public accounting firm, for fiscal year 2021 and 2020.

	December 31, 2021	December 31, 2020
Audit Fees (1)	$340,000	$340,000
Audit-Related Fees (2)	59,000	59,000
Tax Fees (3)	332,300	332,300
Total	$731,300	$731,300
_________________________________
(1)Audit Fees: These fees include fees related to the audit of the Company’s annual financial statements for 2021 and 2020 by Deloitte & Touche LLP. Also includes review of the Company’s quarterly financial statements for 2021 and 2020.
(2)Audit-Related Fees: These fees include services including, among others, reviews performed in connection with SEC comment letters, auditor’s consent letter, and a statutory audit of our subsidiary in Mexico.
(3)Tax Fees: These fees include fees incurred in connection with tax planning services, tax related compliance services, and in 2020 fees incurred for services related to an Internal Revenue Service audit.
Audit Committees Policy for Approval of Fees for Services Rendered by Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor and to not engage the independent auditor to perform the non-audit services proscribed by law or regulation. All services provided by the independent registered public accounting firm in fiscal year ended December 31, 2021 were properly pre-approved by the Audit Committee.
Change in Independent Registered Public Accounting Firm
The Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022. The Audit Committee invited multiple independent registered public accounting firms to participate in this process.
Following review of proposals from the independent registered public accounting firms that participated in the process, on May 19, 2022, the Audit Committee determined to discharge Deloitte & Touche, LLP (“Deloitte”), and approved the engagement of BDO, as the Company’s independent registered accounting firm for the Company’s fiscal year ending December 31, 2022, subject to completion of BDO USA, LLP’s standard client acceptance procedures and execution of an engagement letter. Deloitte served as the Company’s independent registered public accounting firm since 2016.
Neither the Company nor anyone acting on its behalf has consulted with BDO on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K during the two most recent fiscal years or the first quarter of 2022.
The reports of Deloitte on the financial statements of the Company for the years ended December 31, 2021 and 2020, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope, or accounting principles, except for an explanatory paragraph in such reports regarding substantial doubt about the Company’s ability to continue as a going concern.
During the fiscal year ended December 31, 2021, and the subsequent interim period through May 19, 2022, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the internal control matter discussed below.
As disclosed in the Company’s 2020 Annual Report on Form 10-K, the Company concluded material weaknesses were present in the internal controls over financial reporting. These material weaknesses were subsequently remediated during the fiscal year ended December 31, 2021.
The Company provided Deloitte with a copy of disclosures made in a Current Report on Form 8-K (the “Current Report”) prior to the time the Current Report was filed with the SEC. The Company requested that Deloitte furnish a letter to the SEC stating whether or not Deloitte agreed with the statements made in the Current Report. A copy of Deloitte’s letter dated May 23, 2022 was attached as Exhibit 16.1 to the Current Report filed on May 23, 2022 which is incorporated herein by reference.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Proposal No. 3 — Approval, on a Non-Binding Advisory Basis, of the Compensation Paid to the Company’s Named Executive Officers
In accordance with the requirements of Section 14A of the Securities and Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our named executive officer(s) as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the compensation tables and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).
Our executive compensation program is designed to motivate and reward performance in a straightforward and effective way, while also recognizing the size, scope, and performance of the Company’s business. We believe that the compensation of our named executive officers is designed to reflect and reward their (his) contributions to the Company’s performance and demonstrates alignment with the Company’s annual financial results and the interests of our stockholders.
Stockholders are being asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the compensation tables and the narrative disclosures that accompany the compensation tables, is hereby approved.
As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of  the vote when making future compensation decisions regarding named executive officers.
It is expected that the next say-on-pay vote will occur at the 2023 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.
Proposal No. 4 — Approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock
On May 21, 2022, the Board approved and adopted an amendment (the “Common Stock Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, subject to approval and adoption by the Company’s stockholders. The Common Stock Amendment increases the total number of authorized shares of Common Stock from 15,000,000 shares to 25,000,000 shares. The Common Stock Amendment is set forth in relevant portion below:
“The Corporation is authorized to issue twenty-five million (25,000,000) shares of Common Stock having a par value of $.001 per share (hereinafter referred to as “Common Stock”). Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote.”
The Board believes that the adoption of the Common Stock Amendment is in the best interests of the Company and its stockholders. The adoption of the Common Stock Amendment would provide the Company with the flexibility to issue shares for financing and other business purposes in the future, including acquisition and development opportunities, establishing strategic relationships with other companies, stock dividends, present and future employee benefit programs and other corporate purposes. Unless further stockholder approval is required for a proposed issuance of additional shares of Common Stock by the rules of the New York Stock Exchange American or other applicable rules and regulations, additional shares may be issued without the delay and costs associated with holding a special meeting of stockholders to obtain approval. The Company has proposed to its senior lenders that in the event that EBITDA or other financial measures are less than required by covenants that the Company could cure such shortfalls with the proceeds of equity issuance. The Company has not reached any agreement with its senior lenders concerning such covenants or other provisions but currently intends to pursue the equity cure as well as other proposals. However, the Company, as of the date hereof, does not plan to issue shares for such purpose or other purposes and cannot predict the likelihood that any issuance would be necessary or advisable or, if necessary, possible. The Company also cannot predict the form or method that the issuance of equity or other securities would take. The Company does not have any other plans or proposals to use the newly authorized shares for acquisition transactions or development opportunities, equity financing, stock dividends, present and future employee benefit programs or other corporate purposes. There cannot be any assurance that the Company could obtain equity financing or, if available, concerning the form or terms of any such financing.
The additional shares of stock for which authorization is sought would be identical in all respects to the shares of our Common Stock now authorized, having the same par value, voting rights and rights to dividends and other distributions. As a result, an increase in the number of authorized shares of common stock would not, in itself, have any effect on the rights of the holders of the Company’s Common Stock, and the relative rights and limitations of the holders of Common Stock would remain unchanged under the Common Stock Amendment. However, stockholders of the Company do not currently possess, nor upon the adoption of the proposed amendment will they acquire, preemptive or other rights entitling them, as a matter of right, to subscribe for the purchase of any shares, rights, warrants or other securities or obligations convertible into, or exerciseable or exchangeable for, securities of the Company. While the adoption of the Common Stock Amendment will not impact the rights of holders of currently outstanding shares of Common Stock, the issuance of additional shares of Common Stock in the future could have effects typically incidental to increasing the number of shares of Common Stock outstanding, such as dilution of earnings per share and of the voting rights of then current holders of our Common Stock.
The additional shares of Common Stock that would become available for issuance if the proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, except as required by the rules of the New York Stock Exchange American or other applicable rules or regulations, the Board could approve a strategic sale of shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the then incumbent Board. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at the Company), stockholders should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.
If this proposal is not approved by our stockholders, our financing alternatives and ability to pursue business opportunities integral to future growth and success, including in particular, to cure any covenant default with the proceeds of an equity financing, may be limited by the lack of sufficient unissued and unreserved authorized shares of Common Stock. There cannot be any assurance that the Company could obtain equity financing for that or other purposes. In addition, our future success depends upon our ability to attract, retain and motivate key employees, which could be adversely impacted if we do not have sufficient shares of authorized Common Stock available to provide equity incentive awards that are determined to be appropriate by the Compensation Committee.
The Common Stock Amendment will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware. We currently plan to file the Common Stock Amendment promptly after the Annual Meeting if this proposal is approved by stockholders holding the majority of the voting power of the outstanding shares of our Common Stock as of the record date.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.
Proposal No. 5 — Approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of preferred stock.
On May 21, 2022, the Board approved and adopted an amendment (the “Preferred Stock Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, subject to approval and adoption by the Company’s stockholders, authorizing the issuance of 10,000,000 shares of preferred stock. The Restated Certificate of Incorporation does not currently authorize the issuance of shares of preferred stock. The Preferred Stock Amendment is set forth in relevant portion below:
“The Corporation is further authorized to issue 10,000,000 shares of Preferred Stock at a par value of $.001 per share. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series or class of preferred stock and, with respect to each such series or class, to fix the number of shares constituting such series or class and the designation of such series or class, the voting powers, if any, of the shares of such series or class, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series or class. The powers, preferences and relative, participating, optional and other special rights of each series or class of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or class at any time outstanding.”
The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the stockholders in advance and the terms, rights and features of which are determined by the Board from time to time. The authorization of blank check preferred stock would permit the Board to create and issue preferred stock from time to time in one or more series or classes. Subject to the Company’s Amended and Restated Certificate of Incorporation as amended from time to time, and the limitations prescribed by law or by the rules of the New York Stock Exchange American or other rules or regulations, the Board of Directors would be expressly authorized, in its discretion, to adopt resolutions to issue preferred shares, to fix the number of preferred shares in any series or class and the designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including without limitation, dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series or class of preferred stock, in each case without any further action or vote by the stockholders. The Board would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its stockholders.

The issuance of shares of preferred stock could affect the relative rights of the Company’s shares of Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock, as determined by the Board of Directors at the time of issuance, the holders of shares of preferred stock may be entitled to preferential dividends, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Company, redemption rights, rights to convert their shares of preferred stock into shares of common stock or other securities, and voting rights which would dilute or otherwise adversely affect the voting control of the Company by the holders of shares of Common Stock. Depending on the particular terms of any series or class of the preferred stock, holders thereof may have significant voting rights including, for example, the right to separately elect members of the Board, even representing a majority of the Board. In addition, the terms of any series or class could provide for the approval of the holders of such shares of preferred stock, voting separately as a class or as a series, for the taking of certain corporate actions, such as mergers, other significant transactions or the issuance of shares of Common Stock or other securities.
The adoption of the Preferred Stock Amendment would provide the Company with the flexibility to issue shares for financing and other business purposes in the future, including:
▪acquisition and development of business opportunities;
▪establishing strategic relationships;
▪stock dividends; and
▪present and future employee benefit programs.
Unless further stockholder approval is required for a proposed issuance of shares of preferred stock by New York Stock Exchange American or other applicable rules and regulations, the additional shares may be issued without the delay and costs associated with holding a special meeting of stockholders to obtain approval. The Board has no plans, understandings, agreements or commitments to issue any preferred stock or, except as described herein or in the case of existing equity compensation plans, to issue additional shares of common stock.
While shares of preferred stock may also be used as a tool to oppose takeover attempts, including through adoption of a rights plan or a “poison pill”, this proposal to authorize preferred stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt. The Board of Directors is not currently aware of any hostile takeover attempts directed at the Company and at this time we have no intention of utilizing the preferred stock as a takeover defense.
If this proposal is not approved by our stockholders, our financing alternatives and ability to pursue business opportunities potentially integral to future growth and success, including new acquisition and development opportunities and strategic relationships, may be limited or may be more expensive because we do not have the flexibility provided by preferred equity.
The Preferred Stock Amendment will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware. We currently plan to file the Preferred Stock Amendment promptly after the Annual Meeting if this proposal is approved by stockholders holding the majority of the voting power of the outstanding shares of our Common Stock as of the record date.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.
OTHER MATTERS
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By the Order of the Board of Directors,

Richard L. Baum Jr.
Chairman of the Board

innovative, optimized, sustainable solutions

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: **www.proxypush.com/UFAB** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
PHONE Call **1-866-243-5324** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Unique Fabricating, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of June 06, 2022

TIME: Thursday, July 28, 2022 9:00 AM, Local Time
PLACE: 800 Standard Parkway, Auburn Hills, MI 48326

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Byrd Douglas Cain III and Brian P. Loftus (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Unique Fabricating, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Unique Fabricating, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 4 AND 5

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of two Class I directors				
		FOR	AGAINST	ABSTAIN	
	1.01 William Cooke	☐	☐	☐	FOR
	1.02 Kim Korth	☐	☐	☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR
3.	Approval, on a non-binding advisory basis, of the compensation paid to the Company's named executive officers.	☐	☐	☐	FOR
4.	Approval and adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock.	☐	☐	☐	FOR
5.	Approval and adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation to authorize the issuance of preferred stock.	☐	☐	☐	FOR

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date Signature (if held jointly) Date

P.O. BOX 8016, CARY, NC 27512-9903

Unique Fabricating, Inc.
Important Notice Regarding the Availability of Proxy Materials

Stockholders Meeting to be held on July 28, 2022
For Stockholders of record as of June 06, 2022

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting.

To view the proxy materials, and to obtain directions to attend the meeting, go to: www.proxydocs.com/UFAB

To vote your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the internet.

For a convenient way to view proxy materials and VOTE go to www.proxydocs.com/UFAB

Have the 12 digit control number located in the shaded box above available when you access the website and follow the instructions.

If you want to receive a paper or e-mail copy of the proxy material, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year's meeting, you must make this request on or before July 18, 2022.

To order paper materials, use one of the following methods.

INTERNET	TELEPHONE	* E-MAIL
www.investorelections.com/UFAB	(866) 648-8133	paper@investorelections.com

When requesting via the Internet or telephone you will need the 12 digit control number located in the shaded box above.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located above) in the subject line. No other requests, instructions OR other inquiries should be included with your e-mail requesting material.

Unique Fabricating, Inc.

Meeting Type: Annual Meeting of Stockholders
Date: Thursday, July 28, 2022
Time: 9:00 AM, Local Time
Place: 800 Standard Parkway, Auburn Hills, MI 48326

SEE REVERSE FOR FULL AGENDA